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Exhibit 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the captions "Independent Auditors" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-118691) and related Prospectus of Charles River Associates Incorporated for the registration of $90,000,000 2.875% Convertible Senior Subordinated Debentures due 2034 and the Registration of 2,385,939 shares of common stock and to the incorporation by reference therein of our report dated March 15, 2004 (except for Note 16, as to which the date is March 18, 2004) with respect to the consolidated financial statements of InteCap, Inc. and subsidiaries included in its current report on Form 8-K/A filed on June 15, 2004 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 9, 2004

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Consent of Independent Auditors